Exhibit 10.2

Executive Employment agreement

KINDLY MD, Inc.

THIS EMPLOYMENT AGREEMENT (“Agreement”) is executed as of December 31, 2022 and effective as of May 1, 2022 by and between Tim Pickett (“Executive”, or “Employee”) and Kindly MD, Inc. a Utah Corporation (“Company”, or “Kindly”, or “KindlyMD”).

WHEREAS, the Board of Directors of the Company recognizes Executive’s previous and potential contribution to the growth and success of the Company and desires to assure the Company of Executive’s continued employment in an executive capacity as Chief Executive Officer (CEO) and to compensate them therefore;

WHEREAS, Executive wants to be employed by the Company and to commit themselves to serve the Company on the terms herein provided;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:

1.	General Definitions.

“Exchange Act” shall refer to the Securities Exchange Act of 1934, as amended.

“Benefits” shall mean all the fringe benefits approved by the Board of Directors of the Company from time to time and established by the Company for the benefit of Executives generally and/or for key Executives of the Company as a class, including, but not limited to, regular holidays, personal leave, and subsidized other benefits which may include health insurance, disability and medical plans (including dental and prescription drug), group life insurance, and pension, profit-sharing and stock bonus plans or their equivalent.

“Board” shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as same shall be constituted from time to time.

“Business” shall refer to the business of the Company which is described as:

Building and managing a personalized healthcare network and education system.

“Chairman” shall mean the individual designated by the Board from time to time as its Chairman.

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“Change of Control” shall mean a change in control that would be required to be reported in response to Item 5.01 of Form 8-K under the Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred if i) any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, as constituted, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities, (ii) during any period of three consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a Director at the beginning of such period has been approved in advance by Directors representing at least two-thirds of the Directors then in office who were Directors at the beginning of the period.

Notwithstanding anything to the contrary in this Agreement, Executive acknowledges that the Company is seeking to raise capital from investors which would result in such investors acquiring a significant interest in the Company. Provided that Executive consents in writing to or votes as a director in favor of the infusion of capital to the Company in exchange for a significant equity interest in the Company, no Change in Control shall be deemed to have occurred.

“Chief Executive Officer” shall mean the individual having responsibility to the Board for direction and management of the executive and operational affairs of the Company and who reports and is accountable only to the Board.

“Code” shall refer to the Internal Revenue Code of 1986, as amended.

“Company” shall mean Kindly MD, a Utah corporation, together with such subsidiaries and affiliates of the Company, as may from time to time exist.

“Competitor” shall mean any person, entity, company, or corporation engaged in the same Business in the same Territory as the Company.

“Disability” shall mean a written determination by a licensed medical clinician mutually agreeable to the Company and Executive (or, in the event of Executive’s total physical or mental disability, Executive’s legal representative) that Executive is physically or mentally unable to perform their duties under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve (12)-month period.

“Executive” shall mean Tim Pickett and, if the context requires, their heirs, personal representatives, and permitted successors and assigns.

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“Person” shall mean any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as “persons” in §§13(d)(3) and 14(d)(2) of the Exchange Act.

“Term” shall mean a period Three (3) years commencing with the Effective Date hereof (the” Initial Term”). On the third (3rd) anniversary of the Effective Date, and on each subsequent annual anniversary of the effective date thereafter, this Agreement shall be automatically extended for an additional year (the “Renewal Term(s)”) unless either party notifies the other in writing more than ninety (90) days prior to the relevant anniversary date that this Agreement is no longer to be extended. The Initial Term and each subsequent Renewal Term shall constitute the “Term” of this Agreement and all references to the “Term” shall apply accordingly.

2.	Positions, Responsibilities, and Terms of Employment.

2.1.	Position. Executive shall serve as Chief Executive Officer (CEO) and in such additional management position(s) as the Board shall designate. In this capacity Executive shall, subject to the Bylaws of the Company, and to the direction of the Board, serve the Company by performing such duties and carrying out such responsibilities as are normally related to the position in accordance with the standards of the industry. The Board shall either vote or recommend to the shareholders of the Company, as appropriate, that during the term of employment pursuant to this Agreement: (i) Executive be elected to and continued in the office of Chief Executive Officer (CEO) of the Company and such of its subsidiaries as they may select.

2.2.	Best Efforts Covenant. Executive will, to the best of their ability, devote a substantial portion of their professional and business time and best efforts to the performance of their duties for the Company and its subsidiaries and affiliates. However, this will not prevent Executive from engaging in other business activities with other business entities that do not interfere with their responsibilities in accordance with this Agreement.

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Non-Exclusivity; No Adverse Participation. During this Agreement’s Term, Executive will dedicate enough time and energy to their duties to the Company and to working full time for the Company at least 40 hours per week. They will also be free to engage in any other employment, occupation or business enterprise so long as they do not interfere with their ability to perform all duties under this Agreement. Executive agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest in the Territory adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing, except that such acquisition, assumption or participation shall be permitted if such position, investment or interest is approved by the Board of Directors of the Company.

Post-Employment Non-competition/Non-Solicitation Covenant. Except with the prior written consent of the Board, Executive shall not during the Term and for one year thereafter:

2.2.1.	Persuade or attempt to persuade any person or entity which is or was a customer, client, licensee or licensor of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer,” “licensee,” “licensor,” and “client” as used in this Section 7 to include any potential customer, licensee, licensor or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Executive’s employment or during the twelve (12) months preceding the termination of employment;

2.2.2.	Solicit for themselves or any other person or entity other than the Company the business of any person or entity which is a customer or client of the Company, or was a customer or client of the Company within two (2) years prior to the termination of their employment unless expressly agreed to by the Parties; or

2.2.3.	Persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year period prior to the termination of this Agreement, to leave the Company’s employ, or to become employed by any person or entity other than the Company.

Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in this Section of this Agreement are a condition of employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court or arbitrator determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court or arbitrator determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

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2.3.	Confidential Information. Executive recognizes and acknowledges that the Company’s trade secrets and proprietary information and know-how, as they may exist from time to time (“Confidential Information”), are valuable, special and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of Executive’s duties hereunder. Executive will not, during or after the term of their employment by the Company, in whole or in part, disclose such secrets, information or know-how to any Person for any reason or purpose whatsoever, nor shall Executive make use of any such property for their own purposes or for the benefit of any Person (except the Company) under any circumstances during or after the term of their employment, provided that after the term of their employment these restrictions shall not apply to such secrets, information and know-how which are then in the public domain (provided that Executive was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company’s consent). Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. Executive agrees to hold as the Company’s property all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by them or otherwise coming into their possession, and on termination of their employment, or on demand of the Company at any time, to deliver the same to the Company. Executive agrees that he/she will not use or disclose to other executives of the Company, during the term of this Agreement, confidential information belonging to their former employers.

2.3.1.	Executive shall use their best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in the normal course of employment by the Company. Executive shall use their best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by them hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

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2.4.	Health Insurance Portability and Accountability Act of 1996 (HIPAA). Executive understands that as an Employee at Company, the use and disclosure of patient information is governed by the rules and regulations established under HIPAA, the Health Insurance Portability and Accountability Act of 1996. Executive acknowledges that during the course of performing his/her assigned duties at Company he/she may have access to, use, or disclose confidential health information. Executive hereby agrees to handle such information in a confidential manner at all times during and after my employment and commit to the following obligations, plus those as established by the Company or by law to protect personal health data of its patients.

2.4.1.	Executive shall use and disclose confidential health information only in connection with and for the purpose of performing assigned duties.

2.4.2.	Executive shall request, obtain or communicate confidential health information only as necessary to perform assigned duties and shall refrain from requesting, obtaining or communicating more confidential health information than is necessary to accomplish assigned duties.

2.4.3.	Executive shall use and disclose confidential health information solely in accordance with all state and federal laws and Company policies set forth above or elsewhere. Executive also agrees to familiarize myself with any periodic updates or changes to such policies in a timely manner.

2.4.4.	Executive shall immediately report any unauthorized use or disclosure of confidential health information that he/she becomes aware of to the appropriate supervisor.

2.6.5	All patient data, email, and other data gathered or used during employment is the sole property of Company. Executive also understands and agrees that his/her failure to fulfill any of the obligations set forth in this Section 2.4, 2.5, 2.6 and/or any violation of any terms of this Section 2.4, 2.5, 2.6 shall result in Executive being subject to appropriate disciplinary action.

2.5.	Records, Files. All records, files, drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Executive during the Term of their employment under this Agreement shall be and shall remain the sole property of the Company.

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2.6.	Hired to Invent. Executive agrees that every improvement, invention, process, apparatus, method, design, and any other creation that Executive may invent, discover, conceive, or originate by themselves or in conjunction with any other Person during the term of Executive’s employment under this Agreement that relates to the business carried on by the Company during the Term of Executive’s employment under this Agreement shall be the exclusive property of the Company. Executive agrees to disclose to the Company every patent application, notice of copyright, or other action taken by Executive or any affiliate or assignee to protect intellectual property during the twelve (12) months following Executive’s termination of employment at the Company, for whatever reason, so that the Company may determine whether to assert a claim under this Section or any other provision of this Agreement

2.7.	Equitable Relief. Executive acknowledges that their services to the Company are of a unique character which give them a special value to the Company. Executive further recognizes that violations by Executive of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violations may result in irreparable and continuing harm to the Company. Executive agrees that, therefore, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 4 of this Agreement, the Company shall be entitled to injunctive relief, without posting any bond or showing actual damages, to restrain any violation, actual or threatened, by Executive of the provisions of this Agreement.

3.	Compensation.

3.1.	Minimum Annual Compensation. For their services to the Company during the Term, the Company shall pay Executive an annual salary (“Salary”) at the rate of $150,000 per annum, commencing on the date of this Agreement. The Executive’s Salary shall be reviewed at least annually by the compensation committee of the Board and may be increased (but not decreased) in the sole discretion of the compensation committee. All Salary payments shall be payable in such installments as the Company regularly pays its executive officers, but not less frequently than monthly. If the Company does not have a compensation committee, all references in this Agreement to the compensation committee shall be deemed to refer to the Board without the participation or attendance by the Executive unless such participation is required in order that there be a quorum.

3.1.1.	The Minimum Annual Compensation will be increased by a minimum of 4% per year on the first (1st) anniversary of the Effective Date, and on each subsequent annual anniversary of the effective date thereafter.

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3.1.2.	Employee’s Minimum Annual Compensation will increase to $250,000 per annum, commencing immediately upon the Company reaching private or public funding of at least $3,000,000 as long as the Executive remains in his current position with the Company and in good standing.

3.2.	Annual Stock Compensation. The Employee shall also receive newly-issued, restricted stock of Kindly in the amount equal or greater to twelve thousand (12,000) shares per year (“Stock Compensation”), payable in accordance with the customary stock issuance practices of Kindly, but not less than annually. The per-share value of the Stock Compensation shall be issued at $0.001 (par value).

3.2.1.	At the time Kindly is listed on any public exchange and as long as this Agreement has not been expired or terminated the Annual Stock Compensation described herein will transition to options to purchase shares of Kindly for the lowest strike price Executive is eligible for the remainder of the term of the Agreement (Incentive Stock Options), payable in accordance with the Kindly MD, Inc. Equity Incentive Plan.

3.2.2.	The Stock Compensation shall be reviewed at least annually by the compensation committee of the Board and may be changed in the sole discretion of the compensation committee. If Kindly does not have a compensation committee, all references in this Agreement to the compensation committee shall be deemed to refer to the Board without the participation or attendance by the Consultant unless such participation is required.

3.3.	Incentive Compensation. In addition to the Minimum Annual Compensation, Executive shall be entitled to receive payments under the Company’s incentive compensation and/or bonus program(s) as in effect from time to time, if any (“Incentive Compensation”), in such amounts as are determined by the Company to be appropriate for the Executive . Any Incentive Compensation which is not deductible, in the opinion of the Company’s counsel, under § 162(m) of the Internal Revenue Code shall except as otherwise provided in this Agreement be deferred and paid, without interest, in the first (1st) year or years when and to the extent such payment may be deducted, Executive’s right to such payment being absolute, subject only to the provisions of Section 2.7.

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3.3.1.	Performance Payment. As part of the Incentive Compensation outlined in Section 3., Executive is entitled to a Performance Bonus Payment in addition to their Minimum Annual Compensation. This Performance Payment will be calculated as the greater of what is listed below or the Incentive Compensation approved for the Executive by the Board:

i.	Bonus Payment. Executive shall receive Bonus Payments, each no less than 5% of Minimum Annual Compensation or in such amounts as are determined by the Company to be appropriate. The bonus payment shall be paid no less than within 60 days of the end of each fiscal quarter, plus

ii.	Stock Grant Bonus. As long as the Company is not traded on a public exchange, the Executive may also receive newly-issued, restricted common stock of Kindly in the amount equal or greater to 24,000 shares payable in accordance with the customary stock issuance practices of Kindly, but not less than annually. The per-share value of the Stock Grant Bonus shall be $0.001 per share. Stock issuances will be subject to SEC rule 144.

iii.	Stock Options. Executive shall receive stock options equal or greater to fifteen thousand (15,000) shares of Incentive Stock Options per year, payable in accordance with the customary stock issuance practices of Kindly, but not less than annually, and according to the Equity Incentive Stock Plan of the Company.

iv.	The Performance Payment shall be reviewed at least annually by the compensation committee of the Board and may be changed by mutual agreement of the Employee and the compensation committee. If Kindly does not have a compensation committee, all references in this Agreement to the compensation committee shall be deemed to refer to the Board with the participation or attendance by the Employee required.

3.4.	Participating in Benefits. Executive shall be entitled to all Benefits for as long as such Benefits may remain in effect and/or any substitute or additional Benefits made available in the future to Executives of the Company, subject to and on a basis consistent with the terms, conditions, and overall administration of such Benefits adopted by the Company. Benefits paid to Executive shall not be deemed to be in lieu of other compensation to Executive hereunder as described in this Section 3.

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3.5.	Specific Benefits. During the term of this Agreement (and thereafter to the extent this Agreement shall require):

3.5.1.	Executive shall be entitled unlimited personal time per year, to be taken at times mutually acceptable to the Company and Executive.

3.5.2.	The Company shall provide fully paid short term disability, long term disability, dental, vision, and health insurance for Executive and their family as approved by the Board, unless waived by Executive in writing. Any waiver of such benefits may be revoked at any time by Executive.

3.5.3.	In recognition of the necessity of the use of an automobile to the efficient and expeditious performance of Executive’s services, duties and obligations to and on behalf of the Company, the Company shall provide to Executive, at the Company’s sole cost and expense, one vehicle to be chosen by Executive in the Salt Lake Utah metropolitan region with an aggregate leasing cost to the Company for this vehicle of not more than one thousand and 00/100 dollars per month. In addition, the Company shall bear reasonable expenses of insurance, fuel, and maintenance of said vehicle.

3.5.4.	Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by them (in accordance with the policies and procedures established by the Company or the Board for the similarly situated Executives of the Company) in performing services hereunder.

3.5.5.	Upon submission of travel and expense reports accompanied by proper vouchers, the Company will pay or reimburse Executive for all transportation, hotel, living, and related expenses incurred by Executive on business trips away from the Company’s principal office or Executive’s main place of work, and for all other business and entertainment expenses reasonably incurred by them in connection with the business of the Company and its subsidiaries and affiliates during the term of this Agreement.

3.5.6.	Executive shall be eligible to participate during the Employment Period in Benefits not inconsistent or duplicative of those set forth in this Section 3.4 as the Company shall establish or maintain for its Executives or executives generally.

3.5.7.	During and following the Term of this Agreement, the Company shall indemnify and hold the Executive harmless to the maximum extent permitted under the Private Corporations Law of Utah for acts taken within the scope of their employment. To the extent that the Company obtains coverage under a director and officer indemnification policy, the Executive shall be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company. This provision shall survive termination of this Agreement.

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3.6.	Indemnification. The Company will indemnify and hold harmless the Executive to the fullest extent permitted in Utah Revised Statutes Chapter 78 (Private Corporations Law) in connection with the defense of any action, suit or proceeding to which he is a party or threatened thereby, by reason of their being or having been an officer or director of the Company. The right to indemnification provided by this Section 3.5 shall be superseded as of the effective date of any indemnification agreement entered into between the Company and its directors and executives by the terms of such indemnification agreement.

4.	Termination of Employment.

4.1.	Death or Permanent Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term hereof. If the Company determines in good faith that the Permanent Disability of the Executive has occurred during the Term of this Agreement (pursuant to the definition of Permanent Disability set forth below), it may provide the Executive with written notice in accordance with Section 7.4 of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Permanent Disability” shall have such meaning as under the Company’s disability plan in which the Executive participates or, if the Executive does not participate in any such plan, shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

4.2.	Termination for Cause. The Company may terminate the Executive’s employment during the Term hereof either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

4.2.1.	The willful failure of the Executive to perform the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) which Executive fails to correct within fifteen (15) days of receiving written notice of the Board’s intention to terminate Executive if such failure or conduct is not corrected;

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4.2.2.	The willful engaging by the Executive in illegal conduct or willful misconduct which is materially and demonstrably injurious to the Company; except as it relates to federal cannabis laws, which are excluded from this Agreement, including section 4.2.

4.2.3.	The Executive’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony;

4.2.4.	The Executive’s disclosure of confidential information in violation of the Company’s written policies which is materially and demonstrably injurious to the Company which Executive fails to correct within fifteen (15) days of receiving written notice of the Board’s intention to terminate Executive if such failure or conduct is not corrected; or

4.2.5.	The Executive’s material willful breach of this Agreement which Executive fails to correct within fifteen (15) days of receiving written notice of the Board’s intention to terminate Executive if such failure or conduct is not corrected.

For purposes of this Section, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses in section 4.2 above, and specifying the particulars thereof in detail.

4.3.	Good Reason. “Good Reason” shall mean (in the absence of the written consent of the Executive):

4.3.1.	any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

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4.3.2.	any other material breach of this Agreement by the Company;

4.3.3.	any failure by the Company to comply with Section 3 of this Agreement; or

4.3.4.	an event that results in a Change of Control occurs.

The Executive’s mental or physical incapacity following the occurrence of an event described above in Section 4.3 shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to any severance payments or benefits under Section 5 of this Agreement. For purposes of providing notice pursuant to this Section, either Executive or Executives attorney-in-fact, personal representative, executor, or other legal representative (including but not limited to Executive’s attorney) may deliver the requisite notices described herein.

4.4.	Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 7.4 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which

4.4.1.	indicates the specific termination provision in this Agreement relied upon,

4.4.2.	to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and

4.4.3.	if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 45 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

4.5.	Date of Termination. “Date of Termination” means if the Executive’s employment is terminated by the Company for Cause or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be,

4.5.1.	if the Executive’s employment is terminated by the Company other than for Cause or Permanent Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and

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4.5.2.	if the Executive’s employment is terminated by reason of death or Permanent Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 4 constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

5.	Obligations of the Company upon Termination.

5.1.	Good Reason or Without Cause. Subject to the Executive’s execution of the “Waiver and Release” attached hereto as Exhibit A (the “Waiver and Release”) no later than forty-five (45) days after the Date of Termination, if, during the Term of this Agreement, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate employment for Good Reason:

5.2.	The Company shall pay to the Executive in a lump sum in cash within forty-five (45) days after the Date of Termination, or if later, seven (7) days after the effective date of the Waiver and Release, the aggregate of the following amounts:

5.2.1.	Accrued Obligations. The sum of the Executive’s Annual Minimum Salary through the Date of Termination to the extent not theretofore paid and

i.	any annual Incentive Compensation earned by the Executive for a prior period to the extent not theretofore paid and not theretofore deferred, and

ii.	any Annual Performance Bonus Payment earned by the Executive for a prior period to the extent not theretofore paid and not theretofore deferred, and

iii.	any accrued and unused vacation pay and

iv.	any business expenses incurred by the Executive that are unreimbursed as of the Date of Termination.

5.2.2.	Severance Payment.

i.	The present value of the amount equal to the sum of two (2) years’ current Annual Minimum Salary

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ii.	The product of the Incentive Compensation and a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the Date of Termination occurs as of the Date of Termination, and the denominator of which is 365.

iii.	The present value of the amount equal to the sum of five (5) years Incentive Compensation (3.2) with such amount begin calculated based on the Incentive Compensation paid to the Executive the year prior to Termination.

5.2.3.	Equity Benefits. In the event Executive is not fully vested in any retirement benefits with the Company from pension, profit sharing, or any other qualified or non-qualified retirement plan(s), the difference between the amounts Executive would have been paid if he had been vested on the date their employment was terminated and the amounts paid or owed to the Executive pursuant to such retirement plans;

i.	Notwithstanding anything to the contrary contained in any stock incentive plan or grant or award agreement, as applicable:

a)	All stock options and warrants outstanding as of the Date of Termination and held by the Executive shall vest in full and become immediately exercisable for the remainder of their full term;

b)	The Company will use its best efforts, at its sole cost to register all restricted stock as expeditiously as possible and under U.S. Securities law.

5.2.4.	To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company through the Date of Termination, and, to the extent the Executive satisfies any “retirement” based rule of any of the foregoing that provides for more beneficial treatment to the Executive.

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5.3.	Death. If the Executive’s employment is terminated by reason of the Executive’s death during the term of this Agreement, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations, the Pro-Rata Performance Bonus Payment, the Pro-Rata Incentive Payment, the Equity Benefits, the provision of the Retiree Coverage for the Executive’s spouse as of the date hereof and the timely payment or provision of the Other Benefits. Accrued Obligations, the Pro- Rata Performance Bonus Payment, and Pro-Rata Incentive Payment shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within sixty 60 days of the Date of Termination, and the payment in respect of the Retiree Coverage (which will be in addition to any rights to COBRA Coverage) shall be paid as soon as reasonably practicable following the Executive’s death but in no event later than the end of the COBRA Coverage period. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5.3 shall include, and the Executive’s estate shall be entitled after the Date of Termination to receive, death benefits as in effect at the Date of Termination generally with respect to senior executives of the Company.

5.4.	Permanent Disability. If the Executive’s employment is terminated by reason of the Executive’s Permanent Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, the Pro-Rata Performance Bonus Payment, the Pro-Rata Incentive Payment and the Severance Payment, the Equity Benefits, the provision of the Medical Benefits in accordance with the 409A Medical Benefits Treatment, and the timely payment or provision of the Other Benefits. Accrued Obligations, the Pro-Rata Performance Bonus Payment, the Pro-Rata Incentive Payment, and the Severance Payment shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that in the event that the Executive is a Specified Executive, the Pro-Rata Performance Bonus Payment and the Severance Payment shall be paid, with Interest, to the Executive on the Delayed Payment Date. In addition, in the event that the Executive is a Specified Executive, any cash payments in respect of the Retiree Coverage shall be paid to the Executive (or, as applicable, their spouse on the date hereof) on the later of

5.4.1.	the Delayed Payment Date and

5.4.2.	the date that such payments would have otherwise been paid pursuant to the Retiree Coverage. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5.3 shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company.

5.5.	Cause. If the Executive’s employment shall be terminated for Cause this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive

5.5.1.	the Accrued Obligations and

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5.5.2.	the Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 45 days of the Date of Termination.

5.6.	Other than for Good Reason. If the Executive’s employment shall be terminated by the Executive without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive

5.6.1.	the Accrued Obligations,

5.6.2.	the Other Benefits, and

5.6.3.	the Retiree Coverage. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 45 days of the Date of Termination. In addition, in the event that the Executive is a Specified Executive, any cash payments in respect of the Retiree Coverage shall be paid to the Executive (or, as applicable, their spouse on the date hereof) on the later of

i.	the Delayed Payment Date and

ii.	the date that such payments would have otherwise been paid pursuant to the Retiree Coverage.

6.	Full Settlement; Legal Fees.

6.1.	The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right, or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Salt Lake City, Utah, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (15) days of their appointment. The Company shall bear its own costs and expenses and The Executive shall either

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6.1.1.	bear their own expenses in arbitration, or

6.1.2.	request Executive’s arbitration fees be borne by the Company, in which case the Arbitration team being made up of a quorum of three Arbitrators as selected in this Section 6 determine which party bears the responsibility to pay Executives legal fees. In no case shall the Executive be responsible to pay more than their own share of any Arbitration expenses and administrative fees of arbitration.

7.	Miscellaneous.

7.1.	Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company in a reorganization, merger, or consolidation and any assignee of all or substantially all of the Company’s business and properties, but, except as to any such successor of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs and legatees.

7.2.	Governing Law; Jurisdiction; Venue. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Utah, without giving effect to any principles of conflicts of law thereunder. In any action brought to enforce this Agreement, the exclusive jurisdiction and venue shall be the Business Salt Lake County, Utah, without regard to any conflicts of law.

7.3.	Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.4.	Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice at its address set forth at the end of this Agreement or at such other address as a party may by notice specify to the other. With respect to electronic mail communications, such communications shall be deemed effective only upon receipt of responsive electronic mail confirmation from the receiving party to the delivering party that such mail was, in fact, received (read e-mail confirmations satisfy this notice requirement).

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7.5.	Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision, of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

7.6.	Binding Effect. Subject to the provisions of Sections 5 hereof, this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the parties hereto.

7.7.	Survival of Rights and Obligations. All rights and obligations of Executive or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

7.8.	Effective Date and Prior Employment Agreement. Executive and the Company agree that the Effective Date of this Agreement is the date first written at the beginning of this Agreement. All prior employment agreements between the Company and Executive are hereby terminated and superseded as of the Effective Date, provided that all rights of the Executive to any compensation or benefits which have accrued under the prior agreements and any time or vesting accrued in the Company or any of its benefit, pension, profit-sharing, bonus, incentive or other plans shall be carried over.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the day and year first above written.

COMPANY: EXECUTIVE: KINDLY MD.
a Utah corporation

By:	/s/Adam Cox
Print Name:	Adam Cox
Title:	COO, Director
Date:	December 31, 2022

By:	/s/ Tim Pickett
Print Name:	Tim Pickett (Executive)
Date:	December 31, 2022

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Exhibit A

WAIVER AND RELEASE

PLEASE READ THIS WAIVER AND RELEASE CAREFULLY. IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS UP TO AND INCLUDING THE DATE THAT THIS AGREEMENT AND RELEASE IS EXECUTED BY THE EXECUTIVE.

For and in consideration of the payments and other benefits due to Tim Pickett (“Executive”) pursuant to the Employment Agreement (the “Employment Agreement”) entered into as of May 1, 2022 (the “Effective Date”), between Kindly MD, the Executive and for other good and valuable consideration, the Executive irrevocably and unconditionally releases and forever discharges the Company and each and all of its present and former officers, agents, directors, managers, Executives, representatives, affiliates, shareholders, members, and each of their successors and assigns, and all persons acting by, through, under or in concert with it, and in each case individually and in their official capacities (collectively, the “Released Parties”), from any and all charges, complaints, grievances, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which the Executive at any time heretofore had or claimed to have or which the Executive may have or claim to have regarding events that have occurred up to and including the date of the Executive’s execution of this Release, including, without limitation, any and all claims related, in any manner, to the Executive’s employment or the termination thereof. In particular, the Executive understands and agrees that the Executive’s release includes, without limitation, all matters arising under any federal, state, or local law, including civil rights laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, disability, medical condition, veteran status, marital status and sexual orientation, or any other characteristic protected by federal, state or local law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974 (except as to vested benefits, if any), the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Fair Labor Standards Act, as amended , the District of Columbia Human Rights Act, as amended, the New York City Administrative Code, as amended, the New York Labor Law, as amended, the Maryland Human Relations Act, the New York Executive Law, as amended, the Utah Payment of Wages Act, as amended, claims arising out of any legal restrictions on an employer’s right to terminate its employees in any jurisdiction, such as claims for wrongful or constructive discharge, breach of any express or implied contract, and/or any claims on any basis whatsoever regarding your status, pay position, or title while employed by the Company, federal and state wage and hour laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, or any other federal, state or local law, regulation, ordinance or rule having any bearing whatsoever.

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The Executive shall have forty-five (45) days from the Date of Termination to sign and return this Release by personal or guaranteed overnight delivery to the attention of Kindly MD a Utah corporation. Notwithstanding anything to the contrary in this Release, the Executive can revoke this Release within seven days after executing the Release by sending written notification to the Company of Executive’s intent to revoke the Release, and this Release shall not become effective or enforceable until such revocation period has expired. The Executive’s written notification of the intent to revoke the Release must be sent to Kindly MD.

I., a Utah corporation by personal delivery or guaranteed overnight delivery, at:

______________________

______________________

______________________

, within seven (7) days after the Executive executed the Release.

The Executive acknowledges that he/she may have sustained losses that are currently unknown or unsuspected, and that such damages or losses could give rise to additional causes of action, claims, demands and debts in the future. Nevertheless, the Executive acknowledges that this Release has been agreed upon in light of this realization and, being fully aware of this situation, the Executive nevertheless intends to release the Company from any and all such unknown claims, including damages which are unknown or unanticipated. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of the Executive’s employment and the termination thereof. All such “claims” (including related attorneys’ fees and costs) are forever barred by this Release and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause of action; and regardless of the forum in which it might be brought.

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Notwithstanding anything else herein to the contrary, this Release shall not affect, and the Executive does not waive:

1.	rights to indemnification the Executive may have under

1.1.	applicable law,

1.2.	any other agreement between the Executive and a Released Party and

1.3.	as an insured under any director’s and officer’s liability insurance policy now or previously in force;

2.	any right the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and any of its affiliates or subsidiaries (collectively, the “Affiliated Entities”) are jointly responsible;

3.	the Executive’s rights to benefits and payments under any stock options, restricted stock, restricted stock units or other incentive plans or under any retirement plan, welfare benefit plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions of such benefit and/or incentive plans and any agreements under which such stock options, restricted shares, restricted stock units or other awards or incentives were granted or benefits were made available;

4.	the Executive’s rights as a stockholder of any of the Affiliated Entities; or

5.	any obligations of the Affiliated Entities under the Employment Agreement.

The Executive acknowledges and agrees that the Executive:

1.	has been given at least 21 days within which to consider this Release and its ramifications and discuss the terms of this Release with the Company before executing it (and that any modification of this Release, whether material or immaterial, will not restart or change the original consideration period) and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties;

2.	has been given seven days after returning the Release to the Company to revoke this Release;

3.	has been advised to consult legal counsel regarding the terms of this Release;

4.	has carefully read and fully understands all of the provisions of this Release;

5.	knowingly and voluntarily agrees to all of the terms set forth in this Release; and

6.	knowingly and voluntarily intends to be legally bound by the same.

The Executive also agrees that to the extent permitted by law, Executive shall not file a charge or complaint with the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency, or

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1.	participate in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency. Notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to prohibit the Executive from

1.1.	filing a charge or complaint with the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency, or

1.2.	participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency if Executive’s waiver of such rights under the preceding sentence is deemed unenforceable, illegal or against public policy. However, in such event, the Executive expressly waives the right to any relief of any kind should the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency pursue any claim on the Executive’s behalf.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Kindly MD, Inc.
a Utah corporation

/s/ Adam Cox	/s/ Tim Pickett
Print Name: Adam Cox	Title: Tim Pickett
Date: December 31, 2022	Date: December 31, 2022

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